Exhibit 99.1

News Release

Skilled Healthcare Group’s Board Authorizes Acquisition of Hospice and Home Health Assets in Four States

FOOTHILL RANCH, Calif.—April 28, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that its Board of Directors has authorized the acquisition of substantially all the assets of five Medicare-certified hospice companies and three Medicare-certified home health companies. In addition, the Company will enter into a fee-based management agreement for another home health company and be granted an option to acquire substantially all of the assets of such other company. The hospice and home health companies collectively have operations in Idaho, Montana, Nevada and Arizona. For the last twelve months ended March 31, 2010, consolidated revenue from those nine businesses was approximately $47 million. The Company expects the acquisition to be accretive to its earnings in 2010. Once the acquired assets are fully integrated, the Company estimates annual earnings accretion of approximately $0.11 per diluted share.

Boyd Hendrickson, Chairman and CEO noted, “We are very excited about this transaction which comes with strong cash flow, a successful operating platform, a solid management team and higher than Company average EBITDA margins. Additionally, it expands our business lines into home health care and further expands our hospice platform. This lateral diversification expands our footprint to three additional states; thereby, diversifying our revenue stream both geographically and by sector.”

Further commenting on the transaction, Mr. Hendrickson continued, “We are pleased that the management team of the businesses has agreed to join Skilled Healthcare and look forward to building upon a proven business model. I would personally like to extend a warm welcome to D. Shane Peck who has agreed to accept a new position as the President of our subsidiary Home and Hospice Care Investments, LLC, the parent of our Home and Hospice subsidiary businesses. We also enthusiastically welcome Jon Monks, who will be a senior operating head of the four largest operations in Arizona and Nevada, as well as the balance of the strong management team and staff members from these nine companies. We expect a smooth transition as we integrate our businesses and are eager to further expand strong relationships within the local communities.”

Additionally, D. Shane Peck, President of the nine companies commented, “On behalf of our management team, we are thrilled to become a part of Skilled Healthcare Group. This transaction provides a solid strategic fit for our high quality platform and the potential to expand growth opportunities for these businesses. We were selective in choosing an acquirer and firmly believe that our patients and employees will benefit from the combined resources and talent of our companies and the Skilled Healthcare Group companies.”

The acquisition is subject to the execution of a definitive agreement and is expected to sign and close on May 1, 2010. Total consideration of the transactions is approximately $62 million consisting of approximately $43 million in cash with the remainder in the form of certain deferred payments payable over a three to five year period. The cash portion of the purchase price will be funded primarily from Skilled Healthcare’s senior credit facilities.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had consolidated annual revenues of over $750 million and approximately 14,000 employees as of December 31, 2009. Skilled Healthcare and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice care in the California and New Mexico markets. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements made by Mr. Hendrickson and Mr. Peck regarding the timing, execution and anticipated effects of the acquisition, including its projected impact on Skilled Healthcare’s financial performance. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800